Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 03:23 PM 09/30/2003 FILED 02:57 PM 09/30/2003 SRV 030629191 — 3453322 FILE
Amended and Restated
CERTIFICATE OF INCORPORATION
of
Gomez, Inc.
     Gomez, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
     1. The Corporation was incorporated pursuant to an original Certificate of Incorporation filed as GZ Advisors, Inc. with the Secretary of State of the State of Delaware on November 8, 2001.
     2. By written consent of the Board of Directors of the Corporation on September 23, 2003, a resolution was duly adopted, pursuant to Sections 141(f) and 245 of the General Corporation Law of the State of Delaware, setting forth a proposed amendment and restatement of the Certificate of Incorporation (and any and all prior amendments thereto), and declaring the proposed amendment and restatement advisable. The stockholders of the Corporation duly approved and adopted the proposed amendment and restatement of the Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware on September 29, 2003.
     3. The Amended and Restated Certificate of Incorporation, as so amended and restated, is entitled the Amended and Restated Certificate of Incorporation of Gomez, Inc. and reads in its entirety as follows:
     FIRST: The name of the corporation is Gomez, Inc.
     SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.
     THIRD: The nature of the business to be conducted and the purposes of the Corporation are:
To purchase or otherwise acquire, invest in, own, lease, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade and deal in and with real property and personal property of every kind, class and description (including, without limitation, goods, wares and merchandise of every kind, class and description), to manufacture goods, wares and merchandise of every kind, class and description, both on its own account and for others;

To make and perform agreements and contracts of every kind and description; and
Generally to engage in any lawful act or activity or carry on any business for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute.
     FOURTH: Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty-One Million Seven Hundred Twenty-Three Thousand Twenty-Nine (41,723,029), consisting of: (i) Thirty Million (30,000,000) shares of common stock, Zero Dollars and One-Tenth of One Cent ($0.001) par value per share (the “Common Stock”) and (ii) Eleven Million Seven Hundred Twenty-Three Thousand Twenty-Nine (11,723,029) shares of preferred stock, Zero Dollars and One-Tenth of One Cent ($0.001) par value per share (the “Preferred Stock”), of which Two Hundred Forty-Nine Thousand Four Hundred Ninety-Two (249,492) shares are designated as Class A Convertible Preferred Stock (the ”Class A Preferred”), Seven Million One Hundred Eighty-Five Thousand Six Hundred Fifty-Eight (7,185,658) shares are designated as Class B Convertible Preferred Stock (the “Class B Preferred”) and Four Million Two Hundred Eighty-Seven Thousand Eight Hundred Seventy-Nine (4,287,879) shares are designated as Class C Convertible Preferred Stock (the “Class C Preferred”).
     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation:
     A. Common Stock.
     Section 1. General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock.
     Section 2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, subject to the provisions of Division B, below. There shall be no cumulative voting.
     Section 3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of, Directors in its sole discretion, subject to provisions of law, any provision of this Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.
     Section 4. Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of record of the Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject, however, to the liquidation rights of the holders of Preferred Stock authorized, issued and outstanding hereunder.

     B. Preferred Stock. Certain terms used herein are defined in Section 10 hereof.
          Section 1. Dividends.
          A. General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Class A Preferred, the Class B Preferred and the Class C Preferred collectively, the Class A Preferred, the Class B Preferred, and the Class C Preferred are referred to as the “Initial Preferred Stock”) as provided in this Section 1. Dividends on each share of the Class A Preferred (each share a “Class A Share”) shall accrue on a daily basis at the rate of 8.5% per annum of the Liquidation Value thereof. Dividends on each share of the Class B Preferred (each share a “Class B Share”) shall accrue on a daily basis at the rate of 8.5% per annum of the Liquidation Value thereof. Dividends on each share of the Class C Preferred (each share a “Class C Share” and, similarly with each Class A Share and Class B Share, a “Preferred Share”) shall accrue on a daily basis at a rate of 8.5% per annum of the Liquidation Value thereof. Such dividends with respect to a given Preferred Share shall accrue in each case from and including the date of issuance of such Preferred Share to and including the first to occur of (i) the date on which the Liquidation Value of such Preferred Share is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Preferred Share by the Corporation, (ii) the date on which such Preferred Share is converted into shares of Conversion Stock (as defined below) hereunder or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Preferred Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Preferred Share.
          B. Dividend Accrual. To the extent not paid, all dividends which have accrued on each Preferred Share outstanding shall be accumulated and shall remain accumulated dividends with respect to such Preferred Share until paid to the holder thereof.
          C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of accrued and unpaid dividends with respect to the Initial Preferred Stock, such payment shall be distributed in the following preference and priority: (i) first, to the holders of the Class C Preferred and if such payment is less than the total amount of dividends then accrued and unpaid with respect to the Class C Preferred, then pro rata among the holders of the Class C Preferred based on the aggregate amount of accrued and unpaid dividends on the Class C Shares held by each holder, (ii)second, to the holders of the Class B Preferred and if such payment is less than the total amount of dividends then accrued and unpaid with respect to the Class B Preferred, then pro rata among the holders of the Class B Preferred based on the aggregate amount of accrued and unpaid dividends on the Class B Shares held by each holder and (iii) third, to the holders of the Class A Preferred and if such payment is less than the total amount of dividends then accrued and unpaid with respect to the Class A Preferred, then pro rata among the holders of the Class A Preferred based on the aggregate amount of accrued and unpaid dividends on the Class A Shares held by each holder.
          Section 2. Liquidation.
          Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (any such event, a “Liquidation Event”), each holder of Class C Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Class C Shares held by such holder and (ii) the amount obtained by multiplying (a) the aggregate proceeds of the Liquidation Event distributable to all holders of the Corporation’s Equity Securities (the “Liquidation Proceeds”) by (b) a fraction, the numerator of which is the number of shares of Common Stock into which the Class C Shares held by such holder is convertible as of the effective date of the Liquidation Event and the denominator of which is the number of shares of Common Stock issued and outstanding as of the effective date of the Liquidation Event (including all shares of Common Stock issuable upon conversion of the Initial Preferred Stock as of the effective date of the Liquidation Event and all shares of Common Stock issued in connection with the exercise of Options). Upon such payment, the holders of Class C Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Class C Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the holders of Class C Preferred shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Class C Shares held by each such holder.
          In addition to and after the payment in full of all amounts payable to the holders of the Class C Preferred under this Section 2, upon any Liquidation Event, each holder of Class B Preferred shall be entitled to be paid, before any distribution or payment is made upon any Class A Preferred or Common Stock or any equivalent or junior security, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Class B Shares held by such holder (such holder’s “Class B Preferred Liquidation Amount”) and (ii) the amount obtained by multiplying (a) the difference between (1) the Liquidation Proceeds and (2) the aggregate amount distributed to the holders of Class C Preferred by (b) a fraction, the numerator of which is the number of shares of Common Stock into which the Class B Preferred held by such holder is convertible as of the effective date of the Liquidation Event and the denominator of which is the difference between (1) the number of shares of Common Stock issued and outstanding as of the effective date of the Liquidation Event (including all shares of Common Stock issuable upon conversion of the Initial Preferred Stock as of the effective date of the Liquidation Event and all shares of Common Stock issued in connection with the exercise of Options) and (2) the number of shares of Common Stock issuable upon the conversion of the Class C Preferred as of the effective date of the Liquidation Event. Upon such payment, holders of the Class B Preferred shall not be entitled to any further payment. If upon any Liquidation Event, the Corporation’s assets to be distributed among the holders of the Class B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s holders of Class B Shares shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Class B Preferred held by each such holder.

          In addition to and after the payment in full of all amounts payable to the holders of the Class C Preferred and Class B Preferred under this Section 2, upon any Liquidation Event, each holder of Class A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Common Stock or any equivalent or junior security, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Class A Shares held by such holder (such holder’s “Class A Preferred Liquidation Amount”) and (ii) the amount obtained by multiplying (a) the difference between (l) the Liquidation Proceeds and (2) the aggregate amount distributed to the holders of the Class C Preferred and the holders of Class B Preferred by (b) a fraction, the numerator of which is the number of shares of Common Stock into which the Class A Preferred held by such holder is convertible as of the effective date of the Liquidation Event and the denominator of which is the difference between (1) the number of shares of Common Stock issued and outstanding as of the effective date of the Liquidation Event (including all shares of Common Stock issuable upon conversion of the Initial Preferred Stock as of the effective date of the Liquidation Event and all shares of Common Stock issued in connection with the exercise of Options) and (2) the number of shares of Common Stock issuable upon the conversion of the Class C Preferred and the Class B Preferred as of the effective date of the Liquidation Event. Upon such payment, holders of the Class A Preferred shall not be entitled to any further payment. If upon any Liquidation Event, the Corporation’s assets to be distributed among the holders of the Class A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s holders of Class A Preferred shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Class A Preferred held by each such holder.
          Notwithstanding anything to the contrary herein, in no event shall (i) the aggregate of the Class A Preferred Liquidation Amounts exceed $2,177,040.00 or (ii) the aggregate of the Class B Preferred Liquidation Amounts exceed $7,550,000.00.
          For purposes of this Section 2, a “Liquidation Event” shall be deemed to include the following events (each a “Deemed Liquidation Event”): (a) the merger or consolidation of the Corporation into or with another corporation (except one in which the holders of the Voting Shares of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty-one percent (51%) of the Equity Securities and Voting Shares of the surviving corporation, in which case the provisions of Subsection 5E shall apply), (b) the sale of all or substantially all of the assets of the Corporation or (c) the sale, transfer or disposition of Equity Securities in any transaction or series of transactions, such that, following such transaction or series of transactions, fewer than fifty-one percent (51%) of the Equity Securities or Voting Shares are held by Persons who held Voting Shares immediately prior to such transaction or series of transactions, and, upon such a Deemed Liquidation Event, the holders of Initial Preferred Stock shall be entitled to receive payment from the Corporation on the terms and in the amounts specified above with respect to a Liquidation Event. No Deemed Liquidation Event shall be deemed to be a Liquidation Event with respect to the Class A Preferred or the Class B Preferred if the Junior Preferred Majority elect to decline to treat such event as a Liquidation Event. No Deemed Liquidation Event shall be deemed to be a Liquidation Event with respect to the Class C Preferred if the holders of Class C Majority vote to decline to treat such event as a Liquidation Event.

          Section 3. Redemptions.
          A. Scheduled Redemption. Pursuant to a written election (a “Redemption Election Notice”) by holders of not less than twenty percent (20%) of the Preferred Shares then outstanding (the “Electing Holders”) made not less than thirty (30) days prior to September 30, 2008 or the 30th day of each third month thereafter (each, a “Trigger Date”), the Electing Holders may request that the Corporation redeem each Preferred Share held the Electing Holders. Within ten (10) days of its receipt of a Redemption Election Notice, the Corporation shall furnish a written notice (a “Participation Invitation”) to all holders of Initial Preferred Stock that are not Electing Holders (the “Non-Electing Holders”) indicating that the Corporation has received a Redemption Election Notice and offering to such holders the opportunity to participate in the redemption requested by the Electing Holders. Each Non-Electing Holder may, by written notice (a “Participation Acceptance”) to the Corporation made not less than fifteen (15) days after the date of the Participation Invitation, elect to participate in the redemption requested pursuant to the Redemption Election Notice.
          B. Redemption Notice. Within sixty days of the sixty (60) days of its receipt of a Redemption Election Notice, the Corporation shall call for redemption all shares of Initial Preferred Stock held by the Non-Electing Holders who have duly delivered Participation Acceptances (the “Tag-Along Holders,” and, together with the Electing Holders, the “Redeeming Holders”) as well as all shares of Initial Preferred Stock held by the Electing Holders by delivering a written notice to each such holder, which call shall be in the form of a written notice specifying the date (the “Redemption Date”) on which the redemption shall occur (which shall be within sixty (60) days of the Trigger Date relating to such redemption), Such notice shall also specify the number of shares of each class of Initial Preferred Stock being redeemed from each of the Redeeming Holders.
          C. Redemption Payment. For each Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Preferred Share) an amount in cash equal to the Liquidation Value of such Preferred Share. If the funds of the Corporation legally available for redemption of Preferred Shares on any Redemption Date are insufficient to redeem the total number of Preferred Shares to be redeemed on such date, those fluids which are legally available shall be used (i) first, to redeem the maximum possible number of Class C Shares pro rata among the holders of the Class C Shares to be redeemed based upon the aggregate Liquidation Value of such Class C Shares held by each such holder and (ii) second, to redeem the maximum possible number of Junior Preferred Shares pro rata (on the basis of Liquidation Value) among the holders of the of Junior Preferred Shares to be redeemed based upon the aggregate Liquidation Value of such Junior Preferred Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Preferred Shares, such funds shall immediately be used to redeem, on a similar, class-by-class, pro rata basis, the balance of the Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.
          D. Dividends After Redemption Date. No Preferred Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Preferred Share is paid to the holder of such Preferred Share. On such date, all rights of the holder of such Preferred Share shall cease, and such Preferred Share shall no longer be deemed to be issued and outstanding.
          E. Redeemed or Otherwise Acquired Shares. Any Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.
          F. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Preferred Shares, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Initial Preferred Stock on the basis of the number of Preferred Shares on a Fully Diluted Basis owned by each such holder.
          Section 4. Voting Rights.
          The holders of the Initial Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and except as otherwise required by applicable law, the holders of the Initial Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Preferred Share entitled to one vote for each share of Common Stock issuable upon conversion of such Preferred Share, which shall be calculated as described in Section 5, as of the record date for such vote or, if no record date is specified, as of the date of such vote. The holders of Common Stock shall have the right to vote on a matter as a separate class or series only if and to the extent expressly provided herein or expressly required by the Delaware General Corporation Law. Without limiting the foregoing the number of authorized shares of Common Stock may be increased without the affirmative vote of the holders Common Stock voting as a separate class.
          Section 5. Conversion.
          A. Conversion Procedure.
          (i) At any time and from time to time, any holder of Preferred Shares of any class may convert all or any portion of such Preferred Shares (including any fraction of a Preferred Share) held by such holder into a number of shares of Conversion Stock computed by dividing the aggregate Liquidation Value of the shares of each class of Initial Preferred Stock to be converted by such holder (less accrued and unpaid dividends thereon, to the extent the Corporation elects to pay such dividends in cash) by the applicable Conversion Prices of such classes of Initial Preferred Stock.
          (ii) Except as otherwise provided herein, each conversion of Preferred Shares shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Shares to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Preferred Shares converted as a holder of Initial Preferred Stock (with respect to such converted Shares) shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.
          (iii) The conversion rights of any Preferred Share subject to redemption hereunder shall terminate on the Redemption Date for such Preferred Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Preferred Share.
          (iv) Notwithstanding any other provision hereof, if a conversion of Initial Preferred Stock is to be made in connection with a Qualifying Public Offering, a Liquidation Event or other transaction, the conversion of any Preferred Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.
          (v) As soon as possible after a conversion has been effected (but in any event within five Business Days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:
          (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;
          (b) payment in an amount equal to all accrued dividends with respect to each Preferred Share converted which have not been paid prior thereto (subject to paragraph (vi) below), plus the amount payable under paragraph (ix) below with respect to such conversion; and
          (c) a certificate representing any Preferred Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.
          (vi) The Board of Directors shall determine whether the Corporation shall pay the accrued and unpaid dividends on Initial Preferred Stock being converted in cash, in additional shares of Conversion Stock, or in a combination thereof, by passing a resolution, which resolution shall require the approval of not less than five sevenths of the number of members of the Board of Directors at the time in office; provided that if the Board of Directors is unable to pass such a resolution, within five Business Days after the conversion in question has been effected, then the Corporation shall pay such accrued and unpaid dividends in cash.
          (vii) The issuance of certificates for shares of Conversion Stock upon conversion of Initial Preferred Stock shall be made without charge to the holders of such Initial Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Preferred Share, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

          (viii) The Corporation shall not close its books against the transfer of Initial Preferred Stock or of Conversion Stock issued or issuable upon conversion of Initial Preferred Stock in any manner which interferes with the timely conversion of Initial Preferred Stock. The Corporation shall assist and cooperate with any holder of Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Preferred Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).
          (ix) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Initial Preferred Stock; the number of shares of Conversion Stock issuable upon the conversion of all outstanding Initial Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Initial Preferred Stock.
          (x) If any fractional interest in a share of Conversion Stock would, except for the provisions of this paragraph, be delivered upon any conversion of the Initial Preferred Stock (considering, in the aggregate, all shares to be converted by the holder in question), the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.
          B. Conversion Price.
          (i) The initial conversion price (the “Class A Conversion Price”) of the Class A Preferred is $1.051 per share. The initial conversion price (the “Class B Conversion Price”) of the Class B Preferred is $1.051 per share. The initial conversion price (the “Class C Conversion Price”) of the Class C Preferred is $1.650 per share (collectively, the Class A Conversion Price, Class B Conversion Price and Class C Conversion Price shall be referred to as the “Conversion Prices”). In order to limit dilution of the conversion rights granted under this Section 5, the Conversion Prices shall be subject to adjustment from time to time pursuant to Subsections D and E and this Subsection B.
          (ii) (a) If and whenever on or after the original date of issuance of the Class A Preferred, the Corporation issues or sells, or in accordance with Subsection C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Class A Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Class A Conversion Price shall be reduced to the Class A Conversion Price determined by dividing (1) the sum of (A) the product derived by multiplying the Class A Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such issue or sale and immediately prior to any adjustment pursuant to this Subparagraph (b) by reason of such issuance or sale, plus (B) the consideration, if any, received by the Corporation upon such issue or sale, by (2) the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such issue or sale and immediately prior to any adjustment pursuant to this Subparagraph (b) by reason of such issuance or sale, plus the number of shares of Common Stock issued or deemed issued in such issue or sale.
               (b) If and whenever on or after the original date of issuance of the Class B Preferred, the Corporation issues or sells, or in accordance with Subsection C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Class B Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Class B Conversion Price shall be reduced to the Class B Conversion Price determined by dividing (1) the sum of (A) the product derived by multiplying the Class B Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such issue or sale and immediately prior to any adjustment pursuant to this Subparagraph (b) by reason of such issuance or sale, plus (B) the consideration, if any, received by the Corporation upon such issue or sale, by (2) the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such issue or sale and immediately prior to any adjustment pursuant to this Subparagraph (b) by reason of such issuance or sale, plus the number of shares of Common Stock issued or deemed issued in such issue or sale.
               (c) If and whenever on or after the original date of issuance of the Class C Preferred, the Corporation issues or sells, or in accordance with Subsection C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Class C Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Class C Conversion Price shall be reduced to the Class C Conversion Price determined by dividing (1) the sum of (A) the product derived by multiplying the Class C Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such issue or sale and immediately prior to any adjustment pursuant to this Subparagraph (b) by reason of such issuance or sale, plus (B) the consideration, if any, received by the Corporation upon such issue or sale, by (2) the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such issue or sale and immediately prior to any adjustment pursuant to this Subparagraph (b) by reason of such issuance or sale, plus the number of shares of Common Stock issued or deemed issued in such issue or sale.
          (iii) For the avoidance of doubt, the Corporation intends that the last clause of the last sentence of each of the three foregoing subparagraphs, which reads “plus the number of shares of Common Stock issued or deemed issued in such issue or sale” be understood to exclude additional shares of Common Stock that might otherwise be understood to be deemed issued pursuant to any increase reduction in any Conversion Price as a result of the issuance or deemed issuance giving rise to the adjustment of one or more Conversion Prices.
          (iv) Notwithstanding the foregoing, there shall be no adjustment in any Conversion Price as a result of any issue or sale (or deemed issue or sale) of (a) shares of Common Stock to employees, directors, or consultants of the Corporation and its Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Corporation’s Board of Directors (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock and as such number includes all such stock options and purchase rights outstanding as of the date hereof) or (b) shares of Common Stock issued or issuable upon conversion of Preferred Shares.
          (v) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price of the (a) Class A Preferred and Class B Preferred if the Junior Preferred Majority elect to waive the provisions of this Subsection B on behalf of all holders of Class A Shares and Class B Shares with respect to the Class A Preferred and Class B Preferred, respectively and (b) Class C Preferred if the Class C Majority elect to waive the provisions of this Subsection B, on behalf of all holders of Class C Shares with respect to the Class C Preferred.
          C. Effect on Conversion Price of Certain Events. For purposes of determining an applicable adjusted Conversion Price under Subsection B, the following shall be applicable:
          (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than any applicable Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time such Options become exercisable for such price per share. For purposes of this Paragraph (i), the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of any such Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
          (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than any applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this

Paragraph (ii), the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof; by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of any such applicable Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of any such applicable Conversion Price had been or are to be made pursuant to other provisions of this Paragraph (i), no further adjustment of any such applicable Conversion Price shall be made by reason of such issue or sale.
          (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities (other than any Initial Preferred Stock) or the rate at which any Convertible Securities (other than any Initial Preferred Stock) are convertible into or exchangeable for Common Stock changes at any time, the applicable Conversion Prices in effect at the time of such change shall be immediately adjusted to the Conversion Prices which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.
          (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, all applicable Conversion Prices then in effect hereunder shall be adjusted immediately to the Conversion Prices which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.
          (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be determined jointly by the Corporation and the Supermajority Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Supermajority Holders, or, if the Corporation and the Supermajority Holders are unable to agree on such an independent appraiser, by an independent appraiser experienced in valuing such type of consideration selected by independent appraisers experienced in valuing such type of consideration selected by each of the Corporation and the Supermajority Holders. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser(s) shall be borne by the Corporation.
          (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option and such other securities shall be deemed to have been issued for fair value and the aggregate consideration received shall be allocated according to the relative fair value of such Option and other securities. The fair value shall be determined jointly by the Corporation and the Supermajority Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Supermajority Holders or, if the Corporation and the Supermajority Holders are unable to agree on such an independent appraiser, by an independent appraiser experienced in valuing such type of consideration selected by independent appraisers experienced in valuing such type of consideration selected by each of the Corporation and the Supermajority Holders. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser(s) shall be borne by the Corporation.
          (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.
          (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sate of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
          D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, each Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, each Conversion Price in effect immediately prior to such combination shall be proportionately increased. For example, if the Corporation effectuates a two for one stock split, then each Conversion Price shall be reduced to one half of the prior Conversion Price and if the

Corporation effectuates a one for two reverse stock split, then each applicable Conversion Price shall be doubled.
          E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the Junior Preferred Majority and the Class C Majority) to insure that the Class A Shares and Class B Shares, with respect to the Junior Preferred Majority and the Class C Shares, with respect to the Class C Majority, shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Initial Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Initial Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Initial Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the Junior Preferred Majority and the Class C Majority) to insure that the provisions of this Article FOURTH hereof shall thereafter be applicable to the Initial Preferred Stock (or the stock issued in exchange therefor). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Junior Preferred Majority and Class C Majority), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
          F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the (i) Class A Conversion Price so as to protect the rights of the holders of Class A Preferred, (ii) Class B Conversion Price so as to protect the rights of the holders of Class B Preferred and (iii) Class C Conversion Price so as to protect the rights of the holders of Class C Preferred; provided that no such adjustment shall increase any Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Initial Preferred Stock.
          G. Notices.
          (i) Immediately upon any adjustment of the Conversion Price of any class, the Corporation shall give written notice thereof to all holders of Initial Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii) The Corporation shall give written notice to all holders of Initial Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
          (iii) The Corporation shall also give written notice to the holders of Initial Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.
          H. Mandatory Conversion.
          (i) All of the outstanding shares of Initial Preferred Stock shall convert into Common Stock as provided in Paragraph (i) of Subsection A at such time as the Corporation completes a Qualifying Public Offering. Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Qualifying Public Offering and upon written notice of such mandatory conversion delivered to all holders of Initial Preferred Stock at least seven days prior to such closing.
          (ii) If at any time the Junior Preferred Majority notifies the Corporation of their election to convert the Class A Preferred and Class B Preferred into Conversion Stock, each Class A Share (including any fraction of a share) and each Class B Share (including any fraction of a share) shall automatically convert into shares of Conversion Stock as provided in Paragraph (i) of Subsection A.
          (iii) If at any time the Class C Majority notifies the Corporation of its election to convert the Class C Preferred into Conversion Stock, each Class C Share (including any fraction of a share) shall automatically convert into shares of Conversion Stock as provided in Paragraph (i) of Subsection A.
          Section 6. Purchase Rights.
          If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Initial Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Initial Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
          Section 7. Restrictions.
          (i) Prior to the consummation of a Qualifying Public Offering, without the prior written approval of the Class C Majority, the Corporation shall not take the following actions:

          (a) (1) increase or decrease the number of authorized shares of Class C Preferred, (2) increase or decrease the par value of Class C Preferred or (3) alter, change or amend the preferences or rights of Class C Preferred;
          (b) directly or indirectly, declare or pay dividends or make any distributions upon any of its Junior Securities; and
          (c) authorize or issue additional shares of Class A Preferred, Class B Preferred or Class C Preferred or alter the rights of any of the foregoing, or authorize or issue additional shares of Common Stock for sale for cash, it being understood that none of the authorization of Equity Securities or debt securities convertible into Common Stock, the issuance of Equity Securities or debt securities convertible into Common Stock, the authorization of Common Stock to be issued upon the exercise or conversion of any such Equity Securities or debt securities and the issuance of Common Stock upon the exercise or conversion of any such Equity Securities or debt securities, shall be construed to constitute the authorization or issuance of Common Stock for cash.
          (ii) Prior to the consummation of a Qualifying Public Offering, without the prior written approval of the Class B Majority, the Corporation shall not directly or indirectly, declare or pay dividends or make any distributions upon any of Class B Junior Securities;
          (iii) Prior to the consummation of a Qualifying Public Offering, without the prior written approval of the Class A Majority, the Corporation shall not directly or indirectly, declare or pay dividends or make any distributions upon any of Class A Junior Securities;
          (iv) Prior to the consummation of a Qualifying Public Offering, without the prior written approval of the Junior Preferred Majority, the Corporation shall not take the following actions:
          (a) (1) increase or decrease the number of authorized shares of Class A Preferred or Class B Preferred, (2) increase or decrease the par value of Class A Preferred or Class B Preferred or (3) alter, change or amend the preferences or rights of Class A Preferred or Class B Preferred; and
          (b) authorize or issue additional shares of Class A Preferred, Class B Preferred or Class C Preferred.
          (v) Prior to the consummation of a Qualifying Public Offering, without the prior written approval of the Supermajority Holders, the Corporation shall not:
          (a) increase or decrease the number of directors constituting the Board of Directors;
          (b) directly or indirectly declare or pay any dividends or make any distributions upon any of its Equity Securities, except as provided pursuant to this Charter and except for dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock;

          (c) directly or indirectly redeem, purchase or otherwise acquire or make any payment in respect of, or cause or permit any of its Subsidiaries directly or indirectly to redeem, purchase or otherwise acquire or make any payment in respect of, any of the Corporation’s Equity Securities other than repurchase with respect to restricted stock agreements with employees approved by the Board of Directors or pursuant to this Charter;
          (d) authorize, create or issue, or alter the rights of, any debt securities or Equity Securities (except for the issuance of shares (or options to purchase the same) reserved for issuance to employees of the Corporation), provided, that the Corporation may issue shares (or options to purchase the same) pursuant to the 2001 Stock Plan;
          (e) make, or cause or permit any of its Subsidiaries to make, any loans or advances to, guaranties for the benefit of, or Investments in, any Person (other than with respect to Wholly-Owned Subsidiaries), except for (a) reasonable advances to employees in the ordinary course of business and (b) Investments having a stated maturity no greaser than one year from the date such Investment is made in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc.;
          (f) merge or consolidate with any Person, or cause or permit any of its Subsidiaries to merge or consolidate with any Person (other than in the case of a merger or consolidation of Wholly-Owned Subsidiaries), or effectuate any transaction that would constitute a Liquidation Event;
          (g) sell, lease, license or otherwise dispose of, or cause or permit any of its Subsidiaries to sell, lease, license or otherwise dispose of, more than 25% of the consolidated assets of the Corporation and its Subsidiaries (computed on the basis of book value as reflected on the most recent fiscal-year-end consolidated balance sheet of the Corporation, determined in accordance with generally accepted accounting principles consistently applied) in any transaction or series of related transactions or sell, license or permanently dispose of any of its or any of its Subsidiaries’ material Intellectual Property Rights, other than in the ordinary course of business;
          (h) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability corporation, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);
          (i) acquire, or cause or permit any of its Subsidiaries to acquire, any interest, Equity Security or other in any Person or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture;
          (j) change, or cause or permit any of its Subsidiaries to change, the nature of the business or operations of the Corporation or any of its Subsidiaries, or enter into or cause or permit any of its Subsidiaries to enter into the ownership, active management or operation of a line of business other than as contemplated by the Base Business Model;
          (k) become subject to, or cause or permit any of its Subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (1) the right of any of its Subsidiaries to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Corporation or any of its Subsidiaries or (2) the Corporation’s or any of its Subsidiaries’ right to perform the provisions of this Charter;
          (l) enter into, amend, modify or supplement, or cause or permit any of its Subsidiaries to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any of its Subsidiaries’ officers, directors, employees, stockholders or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements bonus and benefit programs on reasonable and customary terms and except as otherwise expressly contemplated by this Charter, provided, however, that the Corporation and/or its Subsidiaries shall be permitted to continue any agreement, transaction, commitment or arrangement with any of its or any of its Subsidiaries’ officers, directors, employees, stockholders or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest that was entered into or agreed by the Corporation or any of its Subsidiaries or on or before the date of this Charter;
          (m) increase, or cause or permit any of its Subsidiaries to increase, any compensation (including salary, bonuses and other forms of current and deferred compensation), payable to any officer or director of the Corporation or any of its Subsidiaries, except where such increase is on reasonable and customary terms or except where such officer or director is offered and accepts new, different, or additional employment or responsibilities with the Corporation or any of its Subsidiaries;
          (n) establish or acquire, or cause or permit any of its Subsidiaries to establish or acquire, any Subsidiary that is not a Wholly-Owned Subsidiary;
          (o) except pursuant to this Charter or as expressly budgeted in the Base Business Model, create, incur, assume or suffer to exist, or cause or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness in excess of $100,000;
          (p) create, incur, assume or suffer to exist, or cause or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Liens other than Permitted Liens;

          (q) during any 12-month period contemplated in the Base Business Model, make, or cause or permit any of its Subsidiaries to make, any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) exceeding in the aggregate for the Corporation and its Subsidiaries the aggregate amount of capital expenditures budgeted in the Base Business Model in respect of such 12-month period;
          (r) during any 12-month period contemplated in the Base Business Model, enter into, or cause or permit any of its Subsidiaries to enter into, any leases or other rental agreements (excluding capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) under which the amount of the aggregate lease payments for all such agreements for the Corporation and its Subsidiaries exceeds the aggregate amount of lease payments budgeted in the Base Business Model in respect of such 12-month period;
          (s) change, or cause or permit any of its Subsidiaries to change, its or any of its Subsidiaries’ fiscal year;
          (t) prepay, or cause or permit any of its Subsidiaries to prepay, any interest on any Indebtedness or prepay, or permit any of its Subsidiaries to prepay, any principal on any Indebtedness;
          (u) amend or modify, or cause or permit any of its Subsidiaries to amend or modify any stock option plan or employee stock ownership plan as in existence as of September 30, 2003 or, adopt, or permit any of its Subsidiaries to adopt, any new stock option plan or employee stock ownership plan or issue, or permit any of its Subsidiaries to issue, any shares of Common Stock to its or any of its Subsidiaries’ employees other than pursuant to the 2001 Stock Plan;
          (v) cause or permit any of its Subsidiaries to authorize or issue or sell, or obligate itself to issue or sell, any Equity Securities or debt securities of itself or any of its Subsidiaries to any Person other than to the Corporation or a Wholly-Owned Subsidiary, or
          (w) make any amendment to the Charter or the Corporation’s bylaws, or file any resolution of the Corporation’s Board of Directors with the Delaware Secretary of State.
          Section 8. Registration of Transfer.
          The Corporation shall keep at its principal office a register for the registration of Initial Preferred Stock. Upon the surrender of any certificate representing Initial Preferred Stock at such place, the Corporation shall, subject to the terms of its Fourth Amended and Restated Investor Rights Agreement, as the same may be amended from time to time, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Initial Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Share represented by the surrendered certificate.
          Section 9. Replacement.
          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder being satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Preferred Shares of Initial Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Initial Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
          Section 10. Definitions.
          “2001 Stock Plan” means the employee stock plan adopted by the Board of Directors in March, 2002.
          “Base Business Model” means the business model furnished by the Company to AdAstra Erste Beteiligungs GmbH on June 20, 2003.
          “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of The Commonwealth of Massachusetts or Delaware or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close.
          “Charter” means this Certification of Incorporation.
          “Class A Junior Securities” means any Equity Securities of the Corporation, except for the Class C Preferred, the Class B Preferred, the Class A Preferred or any other class or series of the Corporation’s capital stock which is senior to or pari passu with the Class A Preferred with respect to preference and priority on dividends, redemptions and liquidations as approved by a vote of the Supermajority Holders of Initial Preferred Stock as provided hereunder.
          “Class A Majority” means the holders of a majority of the Common Stock issuable upon conversion of the Class A Shares outstanding from time to time, as determined on an as-converted basis.

          “Class B Junior Securities” means any Equity Securities of the Corporation, except for the Class C Preferred, the Class B Preferred or any other class or series of the Corporation’s capital stock which is senior to or pari passu with the Class B Preferred with respect to preference and priority on dividends, redemptions and liquidations as approved by a vote of the Supermajority Holders of Initial Preferred Stock as provided hereunder.
          “Class B Majority” means the holders of a majority of the Common Stock issuable upon conversion of the Class B Shares outstanding from time to time, as determined on an as-converted basis.
          “Class C Majority” means the holders of a majority of the Common Stock issuable upon conversion of the Class C Shares outstanding from time to time, as determined on an as-converted basis.
          “Common Stock” means, collectively, the Corporation’s Common Stock, par value $0.001 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or Liquidation Value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.
          “Conversion Price” has the meaning set forth in Paragraph (i) of Subsection B.
          “Conversion Stock” means shares of the Corporation’s Common Stock, par value $0.001 per share; provided, that if there is a change such that the securities issuable upon conversion of the Initial Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean shares of the security issuable upon conversion of the Initial Preferred Stock if such security is issuable in shares, or shall mean units in which such security is issuable if such security is not issuable in shares.
          “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.
          “Equity Securities” means (i) any capital stock or other equity securities, (ii) any securities, directly or indirectly, convertible into or exchangeable for any capital stock or other equity securities or containing any profit participation features, (iii) any rights or options, directly or indirectly, to subscribe for or to purchase any capital stock, other equity securities or securities containing any profit participation features or, directly or indirectly, to subscribe for or to purchase any securities, directly or indirectly, convertible into or exchangeable for any capital stock, other equity securities or securities containing any profit participation features, or (iv) any stock appreciation rights; phantom stock rights or other similar rights.
          “Fully Diluted Basis” means, at any given time, the number of shares of Common Stock outstanding at such time, calculated after giving effect to the exercise, conversion, or exchange, as applicable, of all existing Options to the extent exercisable and Convertible Securities.

          “Guarantee” shall mean any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.
          “including” means including, without limitation.
          “Indebtedness” shall mean, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale by such Person of products or services in the ordinary course of business), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase by such Person of products or services in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person under leases required to be accounted for as capital leases under generally accepted accounting principles, and (viii) all Guarantees of such Person.
          “Intellectual Property Rights” means any and all, whether domestic or foreign, patents, patent applications, patent rights, trade secrets, confidential business information, algorithms, copyrights, mask works, claims of infringement against third parties, licenses, permits, license rights to or of technologies, contract rights with employees, consultants or third parties, tradenames, trademarks, trademark applications, trademark rights, inventions and discoveries, and other such rights generally classified as intangible, intellectual property assets in accordance with generally accepted accounting principles.
          “Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.
          “Junior Preferred Shares” means Class A Shares and Class B Shares.

          “Junior Preferred Majority” means the holders of a majority of the Common Stock issuable upon conversion of the Class A Shares and Class B Shares outstanding from time to time, as determined on an as-converted basis.
          “Junior Securities” means any Equity Securities of the Corporation which is junior to the Class C Preferred with respect to preference and priority on dividends, redemptions or liquidations as approved by a vote of the Supermajority Holders of Initial Preferred Stock as provided hereunder.
          “Liens” means (i) any interest in property (whether real, personal or mixed and whether tangible or intangible) which secures an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, including, without limitation, any such interest arising from a lease, mortgage, charge, pledge, security agreement, conditional sale, trust receipt or deposit in trust, or arising from a consignment of bailment given for security purposes (other than a trust receipt or deposit given in the ordinary course of business which does not secure any obligation for borrowed money), (ii) any encumbrance upon such property which does not secure such an obligation, and (iii) any exception to or defect in the title to or ownership interest in such property, including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants and licenses. For purposes of this Charter, any Person shall be deemed to be the owner of the leasehold or other interest in any property which it has acquired or holds subject to a lease and the owner of any property which it has acquired or holds subject to a conditional sale agreement or other similar arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.
          “Liquidation Value” means (i) with respect to any Class A Share, $8.726 plus all accrued and unpaid dividends thereon (as proportionately adjusted for stock splits, combinations and similar transactions), (ii) with respect to any Class B Share, $1.051 plus all accrued and unpaid dividends thereon (as proportionately adjusted for stock splits, combinations and similar transactions), and (iii) with respect to any Class C Share, $1.650 plus all accrued and unpaid dividends thereon (as proportionately adjusted for stock splits, combinations and similar transactions), provided, that for the purposes of Section 5 hereof, “Liquidation Value” means with respect to any Class A Share, $1.051 plus all accrued and unpaid dividends thereon (as proportionately adjusted for stock splits, combinations and similar transactions).
          “Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive Business Days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price”

shall be the fair value thereof determined jointly by the Corporation and the Supermajority Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the Supermajority Holders, or, if the Corporation and the Supermajority Holders arc unable to agree on such an independent appraiser, by an independent appraiser experienced in valuing securities selected by independent appraisers experienced in securities consideration selected by each of the Corporation and the Supermajority Holders. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraisers.
          “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.
          “Permitted Liens” means (i) Liens existing on the date hereof; (ii) encumbrances in the nature of zoning restrictions, easements, and rights or restrictions or record on the use of real property which do not materially detract from the value of such property or impair its use in the business of the Corporation or any of its Subsidiaries; deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security; liens for taxes, assessments or governmental charges or levies and liens to secure claims for labor, material or supplies to the extent that payment therefor shall not at the time be required to be made; liens (other than judgments and awards) created by or resulting from an litigation or legal proceeding, provided the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings; and liens arising by operation of law to secure landlords, lessors or renters under leases or rental agreements made in the ordinary course of business and confined to the premises or property rented.
          “Person” means an individual, a partnership, a corporation, a limited liability corporation, a limited liability, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Qualifying Public Offering” means the initial sale of Common Stock at a public offering price per share of not less than $4.950 (as adjusted for stock splits and similar events affecting the Common Stock) in an underwritten public offering registered under the Securities Act (other than a registration relating solely to a transaction under Rule 145 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or to an option or employee benefit plan of the Corporation, or a registration of Common Stock and debt or equity securities issued as a unit or in a similar manner), provided, that such public offering yields net proceeds to the Corporation of at least $25,000,000.00.
          “Subsidiary” means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

          “Supermajority Holders” means the holders of greater than 76% of the Common Stock issuable upon conversion of the Initial Preferred Stock which is outstanding from time to time, determined on an as-converted basis.
          “Voting Shares” means any capital stock of the Corporation entitling the holder thereof to participate in the election of directors.
          “Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.
          Section 11. Amendment and Waiver.
          Except as set forth below, no amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the prior written consent of the Supermajority Holders; provided that the consent of the Class A Majority, Class B Majority or Class C Majority shall be required if any such amendment, modification or waiver changes or alters the rights, privileges or preferences of any series of Initial Preferred Stock in a manner that would adversely affect the rights of the Class A Shares, Class B Shares or Class C Shares, as applicable; provided, further, that no change in the terms hereof may be accomplished by merger, consolidation or otherwise of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of Initial Preferred Stock then outstanding. Notwithstanding the foregoing, any class of securities may waive any right hereunder as to itself by a majority vote of such class.
          Section 12. Notices.
          All notices required or permitted to be sent pursuant to this Article FOURTH shall be deemed sufficient if contained in a written instrument and delivered in person or duly sent by first-class mail postage prepaid (other than in the case of notices to or from any non-U.S. resident) or by fax or DHL, Federal Express or other recognized express international courier service, addressed to the intended recipient at the recipient’s address as it appears on the books of the Corporation.
     FIFTH: The Corporation shall have perpetual existence.
     SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware.
     SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     EIGHTH: The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under Article Seventh.
     NINTH: Expenses incurred by any person described Article Seventh in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
     TENTH: Persons who are not covered by the provisions of Articles Seventh through Thirteenth and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.
     ELEVENTH: The provisions of Articles Seventh through Thirteenth shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while these Articles and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of these Articles or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.
     TWELFTH: For purposes of Articles Seventh through Thirteenth, references to “the Corporation” shall include, in addition to the this corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under Articles Seventh through

Thirteenth with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
     THIRTEENTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of’ this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     FOURTEENTH: From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at such time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article.
     IN WITNESS WHEREOF, I have hereunto set my hand as of September 30, 2003.

/s/ Alexander D. Stein, Ph.D. Alexander D. Stein, Ph.D.
President

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:17 PM 08/05/2004
FILED 01:17 PM 08/05/2004
SRV 040574014 – 3453322 FILE
CERTIFICATE OF AMENDMENT
to
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
Gomez, Inc.
     It is hereby certified that:
     1. The name of the corporation (hereinafter called the “Corporation”) is Gomez, Inc. The original name of the corporation was GZ Advisors, Inc.
     2. The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH thereof in its entirety and replacing said paragraph with the following new paragraph:
     “FOURTH: Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty-Two Million Six Hundred Thirty-Two Thousand Two Hundred Forty (42,632,240), consisting of: (i) Thirty Million (30,000,000) shares of common stock, Zero Dollars and One-Tenth of One Cent ($0.001) par value per share (the “Common Stock”) and (ii) Twelve Million Six Hundred Thirty-Two Thousand Two Hundred Forty (12,632,240) shares of preferred stock, Zero Dollars and One-Tenth of One Cent ($0.001) par value per share (the “Preferred Stock”), of which Two Hundred Forty-Nine Thousand Four Hundred Ninety-Two (249,492) shares are designated as Class A Convertible Preferred Stock (the “Class A Preferred”), Seven Million One Hundred Eighty-Five Thousand Six Hundred Fifty-Eight (7,185,658) shares are designated as Class B Convertible Preferred Stock (the “Class B Preferred”) and Five Million One Hundred Ninety-Seven Thousand Ninety (5,197,090) shares are designated as Class C Convertible Preferred Stock (the “Class C Preferred”).
     3. This amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Alexander D. Stein, its President, thereto duly authorized, this 5th day of August, 2004.

GOMEZ, INC.

By:	/s/ Alexander D. Stein, Ph.D. Alexander D. Stein, Ph.D., President

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:26 PM 06/30/2006
FILED 12:23 PM 06/30/2006
SRV 060631201 – 3453322 FILE
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GOMEZ, INC.
     Gomez, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware
     DOES HEREBY CERTIFY:
     FIRST: The name of the Corporation is Gomez, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law under the name GZ Advisors, Inc.
     SECOND: The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate”), declaring said amendment to be advisable and in the hest interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders to such amendment. The proposed amendment is to replace the first paragraph of Article IV of the Certificate in its entirety with the following:
     “FOURTH: Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty-Three Million Three Hundred Five Thousand Five Hundred Thirteen (43,305,513), consisting of (i) Thirty Million (30,000,000) shares of common stock, Zero Dollars and One-Tenth of One Cent ($0.001) par value per share (the “Common Stock”) and (ii) Thirteen Million Three Hundred Five Thousand Five Hundred Thirteen (13,305,513) shares of preferred stock, Zero Dollars and One-Tenth of One Cent ($0.001) par value per share (the “Preferred Stock”), of which Two Hundred Forty-Nine Thousand Four Hundred Ninety-Two (249,492) shares are designated as Class A Convertible Preferred Stock (the “Class A Preferred”), Seven Million One Hundred Eighty-Five Thousand Six Hundred Fifty-Eight (7,185,658) shares are designated as Class B Convertible Preferred Stock (the “Class B Preferred”) and Five Million Eight Hundred Seventy Thousand Three Hundred Sixty-Three (5,870,363) shares are designated Class C Convertible Preferred Stock (the “Class C Preferred”).
     THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, Gomez, Inc., has caused this Certificate of Amendment to be signed by its Chief Executive Officer, as of June 30, 2006.

/s/ Jaime Ellertson Jaime Ellertson
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:42 PM 12/11/2007
FILED 12:42 PM 12/11/2007
SRV 071306815 – 3453322 FILE
GOMEZ, INC.
CERTIFICATE
FOR RENEWAL AND REVIVAL OF CERTIFICATE OF INCORPORATION
     Gomez, Inc., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the 8th day of November, 2001 thereafter voided for non-payment of taxes, now desiring to procure a revival of its Certificate of Incorporation, hereby certifies as follows:
     1. The name borne by the corporation at the time its Certificate of Incorporation became void is Gomez, Inc.
     2. Its registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle and the name of its registered agent at such address is Corporation Service Company.
     3. The date when revival of the Certificate of Incorporation of this corporation is to commence is 28th day of February, 2007 same being prior to the date the Certificate of Incorporation became void. Revival of the Certificate of Incorporation is to be perpetual.
     4. This corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation until the 1st day of March, 2007, at which time its Certificate of Incorporation became inoperative and void for non-payment of taxes and this Certificate for Renewal and Revival is filed by authority of the duly elected directors of the corporation with the laws of Delaware.
     IN WITNESS WHEREOF, said Gomez, Inc. in compliance with Section 312 of Title 8 of the Delaware Code has caused this Certificate to be signed by Craig Newfield its last and acting Secretary, this 30th day of November 2007.

By: By:	/s/ Craig Newfield Craig Newfield
Its:	Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:41 PM 12/11/2007
FILED 07:34 PM 12/11/2007
SRV 071310666 – 3453322 FILE
Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
Gomez, Inc.
     Pursuant to Section 242 of the General Corporation Law of the State of Delaware

     Gomez, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly adopted said amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. Said amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:
     RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, (the “Restated Certificate”) be further amended as follows:
     (1) Clause (i) of Section 5A of Division B of Article Fourth of the Restated Certificate is hereby amended by deleting the text thereof in its entirety and replacing such text with the following:
“(i) At any time and from time to time, any holder of Preferred Shares of any class may convert all or any portion of such Preferred Shares (including any fraction of a Preferred Share) held by such holder into a number of shares of Conversion Stock computed by dividing the aggregate Liquidation Value of the shares of each class of Initial Preferred Stock to be converted by such holder (less accrued and unpaid dividends thereon, to the extent the Corporation pays such dividends in cash in accordance with clause (vi) of this Section 5A) by the applicable Conversion Prices of such classes of Initial Preferred Stock.”
     (2) Clause (vi) of Section 5A of Division B of Article Fourth of the Restated Certificate is hereby amended by deleting the text thereof in its entirety and replacing such text with the following:

“(vi) Upon a conversion of Preferred Shares by a holder pursuant to this Section 5, all accrued and unpaid dividends on such Preferred Shares shall be payable within five Business Days after the conversion of such Preferred Shares has been effected. Any and all such accrued and unpaid dividends shall be paid in cash, in additional shares of Conversion Stock or in a combination thereof, at the election of the holder of such Preferred Shares. Such holder shall deliver, in connection with the surrender of such Preferred Shares for conversion, a written notice specifying the form in which such dividends are to be paid, provided that in the event a conversion of Initial Preferred Stock is to be made in connection with a Qualifying Public Offering, a Liquidation Event or other transaction, the following procedure shall apply:
“(a) The Corporation shall deliver to each holder of Initial Preferred Stock, in accordance with Section 12 of this Article Fourth, a written notice (a “Transaction Notice”) advising such holder of the pendency of such transaction. Any Transaction Notice shall (1) state that each such holder may elect to receive accrued and unpaid dividends on Initial Preferred Stock in cash, in additional shares of Conversion Stock or in a combination thereof, (2) if such Transaction Notice relates to a transaction other than a Qualifying Public Offering, summarize the material terms of the proposed transaction, and (3) specify the manner in which each such holder shall deliver to the Corporation written notice (an “Election Notice”) of such holder’s election with respect to the form of payment of accrued and unpaid dividends. The terms set forth in a Transaction Notice with respect to delivery of Election Notices shall be subject to the approval of the Board of Directors, provided that in no event shall a holder of Initial Preferred Stock be required to deliver an Election Notice to the Corporation in less than ten Business Days after the date on which the Transaction Notice is delivered in person or duly sent by the Corporation to such holder, as the case may be, in accordance with Section 12 of this Article Fourth.
“(b) The Corporation may deliver a Transaction Notice in connection with a transaction at such time as the Board of Directors determines to be desirable. Upon a holder’s delivery of an Election Notice in accordance with the terms of a Transaction Notice, such holder’s election therein shall be irrevocable with respect to the related transaction for a period of 180 days after the date on which such Transaction Notice was delivered in person or duly sent by the Corporation to such holder (as the case may be) in accordance with Section 12 of this Article Fourth, unless otherwise approved by the Board of Directors. Notwithstanding the foregoing, in the event there is or has been a change in the material terms of a proposed transaction (other than a Qualifying Public Offering) from those summarized in the Transaction Notice pursuant to clause (2) of the preceding paragraph (a), then the Corporation shall deliver to each holder of Initial Preferred Stock, no less than ten Business Days before the date on which such transaction is completed, an updated Transaction Notice summarizing each change in the material terms of the proposed transaction. Each such holder then shall have no less than five Business Days following delivery of the updated Transaction Notice in which to provide the Corporation with either (1) a revised Election Notice changing the form of payment of accrued and unpaid dividends or (2) if such holder previously failed to deliver an Election Notice, an initial Election Notice.

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“(c) If a holder of Initial Preferred Stock fails to deliver an Election Notice in accordance with the terms of a Transaction Notice, the accrued and unpaid dividends on such Initial Preferred Stock shall be payable in cash. If a holder of Initial Preferred Stock delivers an Election Notice but does not deliver a revised Election Notice in the circumstances contemplated by the last two sentences of the preceding paragraph (b), the accrued and unpaid dividends on such Initial Preferred Stock shall be payable in accordance with the Election Notice that was delivered initially.
“(d) If the Corporation delivers a Transaction Notice with respect to a proposed transaction, any payment of accrued and unpaid dividends contemplated by this clause (vi) shall be conditioned upon the consummation of such transaction and the resulting conversion of Initial Preferred Stock. Without limiting the foregoing, in the event the Corporation delivers a Transaction Notice with respect to a proposed transaction and that transaction is not subsequently completed, the Corporation shall deliver written notice to that effect to each holder of Initial Preferred Stock and thereupon any Election Notices delivered pursuant to such Transaction Notice shall be of no force or effect.”
     (3) Clause (d) of Section 7(v) of Article Fourth of the Restated Certificate is hereby amended to insert at the end thereof, immediately prior to the semicolon, the phrase “or the 2005 Stock Incentive Plan of the Corporation, each as amended from time to time”.
     (4) Clause (u) of Section 7(v) of Article Fourth of the Restated Certificate is hereby amended by deleting the text thereof in its entirety and replacing such text with the following:
“(u) amend or modify, or cause or permit any of its Subsidiaries to amend or modify, any stock option plan or employee stock ownership plan as in existence as of December 6, 2007 or, adopt, or permit any of its Subsidiaries to adopt, any new stock option plan or employee stock ownership plan or issue, or permit any of its Subsidiaries to issue, any shares of Common Stock to its or any of its Subsidiaries’ employees other than pursuant to the 2001 Stock Plan or the 2005 Stock Incentive Plan of the Corporation, each as amended from time to time;”
*     *     *
     In Witness Whereof, this Certificate of Amendment of Certificate of Incorporation has been executed as of December 6, 2007 by a duly authorized officer of the Corporation.

GOMEZ, INC.
By:	/s/ Richard Darer
Richard Darer
V.P., CFO & Treasurer

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